Filed Pursuant to Rule 424(b)(5)
Registration No. 333-233075

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amounts to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
2.900% Senior Notes due 2029	$750,000,000	99.717%	$747,877,500	$97,074.50

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement on Form S-3ASR (File No. 333-233075).
(2)	Paid herewith.

Prospectus Supplement
(To prospectus dated August 7, 2019)

Broadridge Financial Solutions, Inc.

$750,000,000

2.900% Senior Notes due 2029

Interest payable on June 1 and December 1.

Issue Price: 99.717%, plus accrued interest, if any, from December 9, 2019.

Broadridge Financial Solutions, Inc. is offering $750,000,000 aggregate principal amount of its 2.900% Senior Notes due 2029 (the “notes”). The notes will bear interest of a rate of 2.900% per annum and will mature on December 1, 2029.

Interest on the notes will be payable semiannually on June 1 and December 1 of each year, beginning on June 1, 2020, and will accrue from December 9, 2019. Broadridge Financial Solutions, Inc. may redeem the notes in whole or in part at any time prior to their maturity at the redemption prices described in “Description of Notes—Optional Redemption.” Upon the occurrence of a “change of control repurchase event,” Broadridge Financial Solutions, Inc. will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but not including, the date of repurchase.

The notes will be senior unsecured obligations of Broadridge Financial Solutions, Inc. and will rank equally with its other senior unsecured indebtedness, including our existing 3.950% senior notes due 2020 and 3.400% senior notes due 2026 and our revolving credit facility. The notes will not be guaranteed by any of our subsidiaries. The notes are being offered globally for sale in jurisdictions where it is lawful to make such offers and sales. The notes are not and will not be listed on any securities exchange. Currently, there is no public market for the notes.

See “Risk Factors” beginning on page S-7 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discount	Proceeds to us, before expenses
Per Note	99.717%	0.65%	99.067%
Total	$747,877,500	$4,875,000	$743,002,500

(1)	Plus accrued interest, if any, from December 9, 2019, if settlement occurs after that date.

We expect that delivery of the notes will be made to investors in registered book-entry form only through the facilities of The Depository Trust Company (“DTC”), for the accounts of its participants, including Clearstream Banking, S.A., and Euroclear Bank, SA/NV, on or about December 9, 2019.

Joint Book-Running Managers

J.P. Morgan	BofA Securities	Morgan Stanley	Wells Fargo Securities
Barclays	BNP PARIBAS	TD Securities	US Bancorp

Co-Managers

SunTrust Robinson Humphrey	BMO Capital Markets	Loop Capital Markets	Santander

December 4, 2019

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any state where the offer or sale is not permitted. You should assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstances imply that the information in this prospectus supplement is correct as of any date subsequent to the date on the cover of this prospectus supplement or that the information contained in the accompanying prospectus is correct as of any date subsequent to the date on the cover of the accompanying prospectus.

Prospectus Supplement

Prospectus

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents identified under the captions “Where You Can Find More Information” and “Incorporation by Reference.”

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any related free writing prospectus, or of any sale of our debt securities.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

References in this prospectus supplement to “Broadridge,” “our company,” “we,” “us” and “our” are to Broadridge Financial Solutions, Inc., a Delaware corporation, including, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. References in this prospectus supplement to the “Issuer” refer to Broadridge Financial Solutions, Inc. and not any of its subsidiaries. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional relevant information about us in the registration statement, including the attached exhibits. Any statements made in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the legal documents. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above.

We maintain an Investor Relations website on the Internet at http://www.broadridge-ir.com. We make available free of charge, on or through this website, our annual, quarterly and current reports, and any amendments to those reports as soon as reasonably practicable following the time they are electronically filed with or furnished to the SEC. To access these, just click on the “Financial Information” link found at the top of our Investor Relations homepage. You can also access our Investor Relations website through our main website at http://www.broadridge.com by clicking on the “Investor Relations” link, which is located at the bottom of our homepage. Information contained on our website is not incorporated by reference into this prospectus supplement, the accompanying prospectus or the registration statement or any other report filed with or furnished to the SEC, in each case, except to the extent our SEC filings are expressly incorporated by reference herein or therein.

S-iii

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference in this prospectus supplement and the accompanying prospectus (except for any information included in such documents under Item 2.02 and Item 7.01 pursuant to Regulation FD, which shall not be deemed “filed” for any purpose):

•	our Current Reports on Form 8-K filed on July 1, 2019, August 1, 2019 (with respect to item 8.01), August 6, 2019, September 27, 2019, October 1, 2019, October 10, 2019, November 15, 2019, and November 19, 2019 (with respect to item 5.07);
•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 (filed on November 6, 2019);
•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 (filed on August 6, 2019) (our “2019 Annual Report”); and
•	the information specifically incorporated by reference into our 2019 Annual Report from our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 2, 2019.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement and the accompanying prospectus until the registration statement of which this prospectus supplement and the accompanying prospectus is a part ceases to be effective shall be deemed to be incorporated in this prospectus supplement and the accompanying prospectus by reference.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning us at the following address: Broadridge Financial Solutions, Inc., 5 Dakota Drive, Lake Success, New York 11042, Attention: Investor Relations (telephone: 516-472-5129).

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated in this prospectus supplement by reference may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include:

•	our success in retaining and selling additional services to our existing clients and in obtaining new clients;
•	our reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of our services with favorable pricing terms;
•	a material security breach or cybersecurity attack affecting the information of our clients;
•	changes in laws and regulations affecting our clients or the services provided by us;
•	declines in participation and activity in the securities markets;
•	the failure of our key service providers to provide the anticipated levels of service;
•	a disaster or other significant slowdown or failure of our systems or error in the performance of our services;
•	overall market and economic conditions and their impact on the securities markets;

S-iv

•	our failure to keep pace with changes in technology and the demands of our clients;
•	the ability to attract and retain key personnel;
•	the impact of new acquisitions and divestitures; and
•	competitive conditions.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our 2019 Annual Report and in the other documents incorporated by reference into this prospectus supplement for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

We caution you that the foregoing list of factors is not exhaustive. There may also be other risks that we are unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. All forward-looking statements speak only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement, and are expressly qualified in their entirety by the cautionary statements included in this prospectus supplement and the 2019 Annual Report. We disclaim any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

S-v

OFFERING SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, together with the documents identified under the captions “Where You Can Find More Information” and “Incorporation by Reference” in their entirety. You should pay special attention to the “Risk Factors” section of this prospectus supplement and the “Risk Factors” section in the accompanying prospectus. Unless otherwise indicated, references in this prospectus supplement to “fiscal year” refer to a twelve month period ended June 30.

Our Company

Broadridge, a Delaware corporation and a part of the S&P 500® Index, is a global financial technology leader providing investor communications and technology-driven solutions to banks, broker-dealers, asset and wealth managers and corporate issuers. With over 50 years of experience, including over 10 years as an independent public company, we provide financial services firms with advanced, dependable, scalable and cost-effective integrated solutions and an important infrastructure that powers the financial services industry. Our solutions enable better financial lives by powering investing, governance and communications and help reduce the need for our clients to make significant capital investments in operations infrastructure, thereby allowing them to increase their focus on core business activities.

Our operations are classified into two business segments: Investor Communication Solutions (“ICS”) and Global Technology and Operations (“GTO”).

In fiscal year 2019, we:

•	processed approximately 80% of the outstanding shares in the United States (“U.S.”) in the performance of our proxy services;
•	processed over six billion investor and customer communications through print and digital channels;
•	processed on average over $7 trillion in equity and fixed income trades per day of U.S. and Canadian securities; and
•	provided fixed income trade processing services to 19 of the 24 primary dealers of fixed income securities in the U.S.

We generated $4,362.2 million in total revenues and $607.3 million in earnings before income taxes in fiscal year 2019.

Our Business

Our services include investor communications, securities processing, data and analytics, and customer communications solutions. We serve a large and diverse client base across four client groups: banks/broker-dealers, asset management firms/mutual funds, wealth management firms and corporate issuers. Our businesses operate in two business segments: ICS and GTO. Over the five-fiscal-year-period ended June 30, 2019, we have retained on average greater than 97% of ICS and GTO annual recurring fee revenues (excluding ICS event-driven fee revenue, ICS distribution revenue and foreign currency exchange), as compared to the prior fiscal year.

Investor Communication Solutions

We provide the governance and communications solutions through our ICS business segment to the following financial services clients: banks/broker-dealers, asset management firms/mutual funds, corporate issuers and wealth management firms. In addition to financial services firms, our Customer Communications business also serves companies in the healthcare, insurance, consumer finance, telecommunications, utilities and other service industries. A large portion of our ICS business involves the processing and distribution of proxy materials to investors in equity securities and mutual funds, as well as the facilitation of related vote processing. ProxyEdge® is our innovative electronic proxy delivery and voting solution for institutional investors and financial advisors that helps ensure the voting participation of the largest stockholders of many companies. We also provide the distribution of regulatory reports and corporate action/reorganization event information, as well as tax reporting solutions that help our clients meet their regulatory compliance needs.

We also provide asset managers and retirement service providers with data-driven solutions that help our clients grow revenue, operate efficiently, and maintain compliance. We offer an end-to-end platform for content management, composition, and multi-channel distribution of regulatory, marketing, and transactional information. Our data and analytics solutions provide investment product distribution data, analytical tools, insights, and research to enable asset managers to optimize product distribution across retail and institutional channels globally. We also provide mutual fund trade processing services for retirement providers, third-party administrators, financial advisors, banks and wealth management professionals through Matrix Financial Solutions, Inc.

In addition, we provide public corporations with a full suite of solutions to help manage their annual meeting process, including registered proxy distribution and processing services, proxy and annual report document management solutions, and solutions to gain insight into their shareholder base through our shareholder data services. We also provide financial reporting document composition and management, SEC disclosure and filing services, and registrar, stock transfer and record-keeping services through Broadridge Corporate Issuer Solutions.

Our wealth management solutions enable firms, financial advisors, wealth managers, and insurance agents to better engage with customers through digital marketing and customer communications tools. We integrate data, content and technology to drive new customer acquisition and cross-sell opportunities through the creation of sales and educational content, including seminars as well as customizable advisor websites, search engine marketing and electronic and print newsletters.

We also provide customer communications solutions which include print and digital solutions, content management, postal optimization, and fulfillment services. The Broadridge Communications CloudSM provides multi-channel communications delivery, communications management, information management and control and administration capabilities that enable and enhance our clients’ communications with their customers. In addition, we provide our clients with capabilities to enhance the consumer experience associated with essential communications such as consumer statements, bills and regulatory communications.

Global Technology and Operations

We are a leading global provider of securities processing solutions for capital markets, wealth management, and asset management firms. We offer advanced solutions that automate the securities transaction lifecycle, from desktop productivity tools, data aggregation, performance reporting, and portfolio management to order capture and execution, trade confirmation, margin, cash management, clearance and settlement, asset servicing, reference data management, reconciliations, securities financing and collateral optimization, compliance and regulatory reporting, and accounting. Our services help financial institutions efficiently and cost-effectively consolidate their books and records, gather and service assets under management and manage risk, thereby enabling them to focus on their core business activities. Provided on a software as a service basis within large user communities, our technology is a global solution, processing clearance and settlement in over 90 countries. Our multi-asset, multi-market, multi-entity and multi-currency solutions support real-time global trade processing of equity, fixed income, mutual fund, foreign exchange, and exchange traded derivatives. We process on average over $7 trillion in equity and fixed income trades per day of U.S. and Canadian securities.

In addition, we provide a comprehensive wealth management platform that offers capabilities across the entire wealth management lifecycle and streamlines all aspects of wealth management services, including account management, fee management and client on-boarding. Through our Managed Services, we provide business process outsourcing services that support the operations of our buy- and sell-side clients’ businesses and combine our technology with our operations expertise to support the entire trade lifecycle and provide front-, middle- and back-office solutions. We also provide buy-side technology solutions for the global investment management industry through our asset management solutions, including front-, middle- and back-office solutions for hedge funds, family offices, investment managers and the providers that service this space.

Segment Reporting Change

In connection with an organizational change made in the first quarter of fiscal year 2020, in order to further align our portfolio of services, the results for the Company's wealth management advisor solutions services that were previously reported in our ICS reportable segment are now reported within the GTO reportable segment. As a result, the impact of this change on our reported prior period segment revenues and earnings before income taxes results would have been as follows:

•	$42.8 million of revenues and $2.2 million of earnings before income taxes of our ICS reportable segment would have been included in our GTO reportable segment for the fiscal year ended June 30, 2019;
•	$46.3 million of revenues and $5.5 million of earnings before income taxes of our ICS reportable segment would have been included in our GTO reportable segment for the fiscal year ended June 30, 2018; and
•	$43.6 million of revenues and $3.7 million of earnings before income taxes of our ICS reportable segment would have been included in our GTO reportable segment for the fiscal year ended June 30, 2017.

The amounts above have not been audited by an independent registered public accountant. The impact of this organizational change has not been reflected in our 2019 Annual Report that is incorporated by reference into this prospectus supplement and is not an amendment to, or restatement of, such 2019 Annual Report. In addition, there is no change to our consolidated financial results as a result of the change in reportable segments.

Recent Developments

Acquisition of ClearStructure Financial Technology

On November 20, 2019, Broadridge acquired ClearStructure Financial Technology, LLC (“ClearStructure”), a global provider of portfolio management solutions for the private debt markets. ClearStructure’s component services are expected to enhance Broadridge’s existing multi-asset class, front-to-back office asset management technology suite, providing Broadridge clients with a capability to access the public and private markets. This acquisition aligns with Broadridge’s strategy of providing a cross-asset platform to enable asset management clients to have a single view into their entire book of business.

Corporate Information

Our headquarters are located at 5 Dakota Drive, Lake Success, New York 11042, our telephone number is (516) 472-5400, and our website is www.broadridge.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus supplement, the accompanying prospectus or the registration statement, in each case, except for our SEC filings that are expressly incorporated by reference herein or therein.

The Offering

Issuer
Broadridge Financial Solutions, Inc., a Delaware corporation.
Securities
$750,000,000 in aggregate principal amount of 2.900% senior notes due 2029.
Maturity Date
December 1, 2029.
Interest Payment Dates
Interest on the notes will accrue at an annual rate of 2.900%. Interest will be paid semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2020. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Ranking
The notes will be unsecured senior obligations of the Issuer and will rank equally with other unsecured and unsubordinated obligations of the Issuer, including our existing 3.950% senior notes due 2020 and 3.400% senior notes due 2026 and any amounts outstanding under our revolving credit facility. See “Description of Notes—Ranking.”
Use of Proceeds
We estimate that the net proceeds from this offering, after deducting the underwriting discount and our estimated offering expenses, will be approximately $741.2 million. We intend to use the net proceeds from this offering to repay outstanding indebtedness under our revolving credit facility and for general corporate purposes. See “Use of Proceeds.”
Denomination
$2,000 initially and multiples of $1,000 thereafter.
Change of Control Repurchase Event
Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” the Issuer will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.
Optional Redemption
The Issuer may redeem some or all of the notes at any time or from time to time, as a whole or in part, at its option, at the redemption prices described in this prospectus supplement. See “Description of Notes—Optional Redemption.”
Certain Covenants
The indenture relating to the notes will, among other things, limit the Issuer’s ability and the ability of certain of the Issuer’s subsidiaries to create or assume liens, enter into sale and leaseback transactions, and the Issuer’s ability to engage in mergers or consolidations and transfer or lease all or substantially all of our assets. See “Description of Notes—Certain Covenants.”
Further Issuances
We may create and issue additional notes ranking equally with the notes initially offered in this offering and otherwise similar in certain respects. These additional notes could be part of the same series of the notes initially offered in this offering. There is no limit on the amount of notes that can be issued under the indenture.

Conflicts of Interest
Certain of the underwriters or their respective affiliates are lenders under our revolving credit facility and will receive, in their capacities as such, a pro rata portion of the net proceeds from this offering that are used to repay outstanding borrowings under the revolving credit facility. Because the portion of the net proceeds expected to be so paid to certain of the underwriters or their respective affiliates will be more than 5% of the net proceeds of this offering, this offering will be made in compliance with the requirements of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. Since the notes offered hereby will be rated investment grade, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”
No Listing
We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any dealer quotation system.
Book Entry
The notes will be delivered in book-entry form only through DTC for the accounts of its participants, including Clearstream Banking, S.A., and Euroclear Bank NV/SA.
Risk Factors
An investment in the notes involves certain risks that an investor should carefully evaluate prior to making an investment in the notes. You should carefully read the “Risk Factors” section beginning on page S-7 of this prospectus supplement and the “Risk Factors” section on page 5 of the accompanying prospectus.
Trustee
U.S. Bank National Association.
Governing Law
The indenture and the notes will be governed by the laws of the State of New York.

Summary Financial Data

The following tables set forth summary consolidated financial information from our audited consolidated financial statements as of and for the fiscal years ended June 30, 2019, 2018 and 2017 and summary consolidated financial information from our unaudited consolidated financial statements as of September 30, 2019 and for the three months ended September 30, 2019 and 2018. The summary financial data presented below should be read in conjunction with our consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Financial Data” included in our 2019 Annual Report and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019 incorporated by reference in this prospectus supplement.

	Three Months Ended September 30,		Years Ended June 30,
	2019	2018	2019	2018	2017
	(in millions)
Statements of Earnings Data
Revenues	$948.6	$972.8	$4,362.2	$4,329.9	$4,142.6
Earnings before income taxes	63.8	89.3	607.3	561.0	488.1
Net earnings	55.9	76.7	482.1	427.9	326.8
	September 30, 2019	June 30,
		2019	2018	2017
	(in millions)
Balance Sheet Data
Cash and cash equivalents	$358.3	$273.2	$263.9	$271.1
Total current assets	1,095.1	1,042.3	991.1	989.6
Property, plant and equipment, net	186.2	189.0	204.1	198.1
Total assets	4,220.1	3,880.7	3,304.7	3,149.8
Total current liabilities	1,040.9	802.6	777.3	744.9
Long-term debt	1,368.8	1,470.4	1,053.4	1,102.1
Total liabilities	3,076.6	2,753.2	2,210.4	2,146.0
Total stockholders’ equity	1,143.4	1,127.5	1,094.3	1,003.8

RISK FACTORS

Investing in the notes involves risks. You should carefully consider the risk factors described in the “Risk Factors” section in our 2019 Annual Report and in our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. See “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement and the accompanying prospectus. You should carefully consider the risks described below, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in the notes. The risks described below are not the only risks applicable to us. Additional risks not currently known to us or that we currently consider immaterial also may impair our business.

Risks Relating to the Notes

There is currently no public market for the notes, and an active trading market may not develop for the notes.

There is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes, and, if commenced, they may, in their sole discretion, discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any market for the notes, your ability to resell any of your notes or the price at which you may be able to resell your notes. If an active trading market for the notes were to develop, the notes could trade at prices that might be lower than their original offering price as a result of many factors, including prevailing interest rates, our operating performance and financial condition, our prospects or the prospects for companies in our industry generally, the interest of securities dealers in making a market in our notes, our credit ratings with major credit rating agencies and the market for similar securities.

We are a holding company, and our only material source of cash is dividends and distributions from our subsidiaries.

The Issuer is a holding company with no material business operations of its own. Its principal assets are the capital stock of its subsidiaries and it conducts virtually all of its business operations through its subsidiaries. As a result, its only material sources of cash are dividends and distributions with respect to its ownership interests in its subsidiaries that are derived from the earnings and cash flow they generate. The Issuer’s ability to pay principal and interest on the notes depends in part on the ability of its subsidiaries to declare and distribute dividends or to advance money to the Issuer. The earnings of the Issuer’s subsidiaries will depend on their respective financial and operating results, which will be affected by prevailing economic and competitive conditions and by financial, business, and other factors beyond the Issuer’s and its subsidiaries’ control. Accordingly, if the Issuer’s and its subsidiaries’ financial condition and operating results were to deteriorate, the Issuer may encounter difficulty in meeting its debt obligations. The ability of the Issuer’s subsidiaries to pay dividends and make distributions or other payments to the Issuer may be restricted by, among other things, applicable laws and regulations and by the terms of the agreements in which they have entered.

As a result of the Issuer’s holding company structure, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of any of its subsidiaries, all of such subsidiaries’ creditors would be entitled to payment in full out of its assets before the Issuer, as shareholder, would be entitled to any payment.

The notes will be unsecured and rank behind any future secured creditors to the extent of the value of the collateral securing their claims.

Holders of any future secured indebtedness will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of our secured indebtedness will have prior claim to our assets that constitute their collateral. If any of these events occurs, the secured lenders could sell those of our assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture governing the notes at such time. Only when our secured debt obligations are satisfied in full will the proceeds of the collateral securing such indebtedness be available, subject to other permitted liens, to satisfy obligations under the notes. Holders of the notes will participate ratably with all holders of the Issuer’s unsecured indebtedness that is deemed to rank equally with the notes, based upon the respective amount owed to each creditor. Upon the occurrence of any of the aforementioned events, because the notes will not be secured by any of the Issuer’s assets, it is possible that its remaining assets might be insufficient to satisfy your claims in full. As of September 30, 2019, the Issuer did not have any secured indebtedness.

The notes will be structurally junior to the indebtedness and other liabilities of our subsidiaries.

You will not have any claim as a creditor against our subsidiaries, and all existing and future indebtedness and other liabilities, including trade payables and preferred stock, whether secured or unsecured, of those subsidiaries will be structurally senior to the notes. Furthermore, in the event of any bankruptcy, liquidation or reorganization of any of our subsidiaries, the rights of the holders of notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders (except to the extent we have a claim as a creditor of such subsidiary). As a result, the notes are structurally subordinated to the outstanding indebtedness and other liabilities, including trade payables and preferred stock, of our subsidiaries. As of September 30, 2019, our subsidiaries had approximately $1,081 million in liabilities and no outstanding preferred stock.

In addition, the indenture permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

We may be unable to generate sufficient cash to service our debt obligations and make payments on the notes.

Our ability to pay our expenses and to pay the principal and interest on the notes and our other debt depends on our ability to generate positive cash flows in the future. Our operations may not generate cash flows in an amount sufficient to enable us to pay the principal and interest on our debt, including the notes, or to fund our other liquidity needs. If we do not have sufficient cash flows from operations, we may be required to incur additional indebtedness, refinance all or part of our existing debt, including the notes, or sell assets. Any inability to generate sufficient cash flows or refinance our debt on favorable terms could significantly and adversely affect our financial condition, the value of the notes and our ability to pay the principal and interest on our debt, including the notes. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the notes for cash.

We may not be able to repurchase all of the notes upon a change of control repurchase event, and there is a possibility that this covenant may be unenforceable under certain circumstances.

We may not be able to repurchase all of the notes upon a change of control repurchase event, and there is a possibility that this covenant may be unenforceable under certain circumstances. As described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event” we will be required to make an offer to repurchase the notes upon the occurrence of a “change of control repurchase event,” which means that a change of control has occurred and, within 60 days thereafter, the notes were to cease to be rated investment grade. We may not have sufficient funds to repurchase the notes in cash at that time or have the ability to arrange necessary financing on acceptable terms.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $741.2 million, after deducting underwriters’ discounts and the estimated expenses of the offering payable by us. We intend to use the net proceeds from this offering to repay outstanding indebtedness under our revolving credit facility and for general corporate purposes. At September 30, 2019, we had approximately $873.2 million outstanding under our revolving credit facility. Our revolving credit facility matures on March 18, 2024 and currently bears interest at an annual rate of 101.5 basis points over the London Interbank Offered Rate. In addition, our revolving credit facility has an annual facility fee currently equal to 11.0 basis points of the aggregate commitment amounts under the revolving credit facility. Certain of the underwriters in this offering or their respective affiliates are lenders under our revolving credit facility and will receive a portion of the proceeds from this offering in their capacities as such. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

CAPITALIZATION

The following table shows our unaudited cash and cash equivalents and capitalization as of September 30, 2019:

•	on an actual basis; and
•	on an as adjusted basis to reflect this offering and the use of proceeds thereof as described under “Use of Proceeds.”

This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2019 Annual Report and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, both of which are incorporated by reference herein.

	As of September 30, 2019
	Actual	As adjusted
	($ in millions)
Cash and cash equivalents	$358.3	$469.5
Debt
Revolving Credit Facility(1)	$873.2	$243.2
3.950% senior notes due 2020(2)	399.4	399.4
3.400% senior notes due 2026	495.6	495.6
Notes offered hereby	—	750.0
Total debt	1,768.2	1,888.2
Total stockholders’ equity	1,143.4	1,143.4
Total capitalization(3)	$2,911.7	$3,031.7
(1)	We have commitments of $1,500.0 million under our revolving credit facility. As of September 30, 2019, we had $626.8 million and $1,256.8 million available to be borrowed on an actual and as adjusted basis, respectively.
(2)	The 3.950% senior notes due 2020 were reclassified from long-term debt to short-term debt in September 2019 to reflect the remaining maturity of less than a year.
(3)	Amounts may not sum due to rounding.

DESCRIPTION OF NOTES

Selected provisions of the notes are summarized below. This summary supplements and, to the extent inconsistent with, replaces the description of the debt securities under the caption “Description of Debt Securities” in the accompanying prospectus. You should read the following information in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus.

The notes will be issued under an indenture dated May 29, 2007 (the “base indenture”) between Broadridge Financial Solutions, Inc. (“Broadridge”) and U.S. Bank National Association, as trustee (the “trustee”), as supplemented, and as further supplemented to reflect certain terms of the notes by a fourth supplemental indenture to be dated as of December 9, 2019 (together with the base indenture, the “indenture”). The following summary of provisions of the indenture and the 2.900% Senior Notes due 2029 (the “notes”) does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). This summary may not contain all the information that you may find useful. You should read the indenture and the notes, copies of which are available from Broadridge upon request. Capitalized terms used and not defined in this description of notes have the meanings specified in the indenture. References to “Broadridge” or “the Issuer” in this section of this prospectus supplement are, unless the context otherwise indicates, only to Broadridge Financial Solutions, Inc. and not to any of its subsidiaries.

General

The notes will have the following basic terms:

•	the notes will be senior unsecured obligations of Broadridge and will rank equally in right of payment with all other existing and future unsecured and unsubordinated debt obligations of Broadridge;
•	the notes are obligations exclusively of Broadridge and are not guaranteed by any of its subsidiaries;
•	the notes initially will be issued in an aggregate principal amount of $750,000,000, and Broadridge will have the ability to issue additional notes as described under “—Further Issuances” below;
•	the notes will accrue interest at a rate of 2.900% per year;
•	interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the notes), payable semiannually in arrears on June 1 and December 1 of each year, beginning on June 1, 2020;
•	the notes will mature on December 1, 2029 unless redeemed or repurchased prior to that date;
•	Broadridge may redeem the notes, in whole or in part, at any time at its option as described under “—Optional Redemption” below;
•	Broadridge may be required to repurchase the notes in whole or in part at the option of the holders in connection with the occurrence of a “change of control repurchase event” as described under “—Purchase of Notes upon a Change of Control Repurchase Event” below;
•	the notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof;
•	the notes will be represented by one or more global notes registered in the name of a nominee of DTC, but in certain circumstances may be represented by notes in definitive form (see “—Book-Entry; Delivery and Form; Global Notes” below); and
•	the notes will be exchangeable and transferable at the office or agency of Broadridge maintained for such purposes (which initially will be the corporate trust office of the trustee).

Interest on each note will be paid to the person in whose name that note is registered at the close of business on May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City are authorized or required by law, regulation or executive order to close.

The notes will not be subject to any sinking fund.

Broadridge may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by Broadridge for such purpose (which initially will be the corporate trust office of the trustee located at 333 Thornall St., 4th Floor, Edison, New Jersey 08837). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at the option of Broadridge, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “—Book-Entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated notes in definitive form at the office or agency of Broadridge maintained for such purposes (which initially will be at the same location set forth in the preceding paragraph). No service charge will be made for any registration of transfer or exchange of notes, but Broadridge may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Broadridge is not required to transfer or exchange any note selected for redemption during a period of 15 days before mailing of a notice of redemption of notes to be redeemed.

The registered holder of a note will be treated as the owner of that note for all purposes under the indenture.

All amounts of principal of and premium, if any, and interest on the notes paid by Broadridge that remain unclaimed two years after such payment was due and payable will be repaid to Broadridge, and the holders of such notes will thereafter look solely to Broadridge for payment.

Ranking

The notes will be senior unsecured obligations of Broadridge and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of Broadridge, including our existing 3.950% senior notes due 2020 and 3.400% senior notes due 2026 and any amounts outstanding under our revolving credit facility. As of September 30, 2019, Broadridge had approximately $1,768.2 million of senior unsecured indebtedness outstanding.

The notes will effectively rank junior in right of payment to all existing and future secured indebtedness of Broadridge to the extent of the assets securing such indebtedness, and to all existing and future liabilities of its subsidiaries, including indebtedness and trade payables. As of September 30, 2019, Broadridge did not have any outstanding secured indebtedness.

Broadridge is a holding company with no material assets and derives substantially all of its operating income and cash flow from its subsidiaries. Therefore, Broadridge’s ability to make payments when due to the holders of the notes is dependent upon the receipt of sufficient funds from its subsidiaries. In addition, Broadridge Business Process Outsourcing, LLC, a wholly owned subsidiary of Broadridge, is a registered broker-dealer and is therefore subject to the SEC’s net capital rule, which specifies minimum net capital requirements for registered broker-dealers and prohibits payments of dividends if such payment would reduce the broker-dealer’s net capital below required levels. The net capital rule could restrict Broadridge’s ability to withdraw capital from its broker-dealer subsidiary which in turn could limit its ability to make payments when due to holders of the notes. Further, claims of creditors of Broadridge’s subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of Broadridge’s creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of Broadridge’s subsidiaries. As of September 30, 2019, our subsidiaries had approximately $1,081 million in liabilities and no outstanding preferred stock.

Optional Redemption

Prior to September 1, 2029 (three months prior to the maturity date of the notes) (the “Par Call Date”), Broadridge may redeem the notes at its option at any time, either in whole or in part upon at least 15 days, but not more than 60 days, prior notice given by mail to the registered address of each holder of the notes to be redeemed. If Broadridge elects to redeem the notes prior to the Par Call Date, it will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date:

•	100% of the aggregate principal amount of the notes to be redeemed on the redemption date; or
•	the sum of the present values of the Remaining Scheduled Payments.

In determining the present values of the Remaining Scheduled Payments, Broadridge will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 0.20%.

In addition, at any time and from time to time, on or after the Par Call Date, Broadridge may redeem the notes at its option, either in whole or in part, upon at least 15 days, but not more than 60 days, prior notice given by mail to the registered address of each holder of the notes to be redeemed, at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed on the redemption date, plus accrued and unpaid interest on such notes to, but excluding, the redemption date.

The following terms are relevant to the determination of the redemption price.

“Treasury Rate” means, with respect to any redemption date:

•	the arithmetic mean (rounded to the nearest 1/100th of a percentage point) of the yields for the immediately preceding full week published in the most recent Federal Reserve Statistical Release H.15 (or if such statistical release is no longer published, any such other reasonably comparable index published weekly by the Board of Governors of the Federal Reserve System) that has become publicly available prior to the date of determination and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for such notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month; or
•	if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of J.P. Morgan Securities LLC, BofA Securities, Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC or their respective successors, as may be appointed from time to time by Broadridge.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of three Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than five Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of (1) J.P. Morgan Securities LLC, BofA Securities, Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, or their affiliates, and their respective successors and (2) one other primary U.S. Government securities dealer in New York City (a “primary treasury dealer”) selected by Broadridge and its successors; provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, we shall substitute therefor another primary treasury dealer.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

A partial redemption of the notes may be effected by such method as the trustee may deem fair and appropriate and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the notes or any integral multiple thereof) of the principal amount of notes of a denomination larger than the minimum authorized denomination for the notes.

Notice of any redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

Unless Broadridge defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption. On or before the redemption date, Broadridge will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by a method the trustee deems to be fair and appropriate.

Purchase of Notes upon a Change of Control Repurchase Event

If a change of control repurchase event occurs, unless Broadridge has exercised its right to redeem the notes as described above, Broadridge will be required to make an offer to each holder of the notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at the option of Broadridge, prior to any change of control, but after the public announcement of the change of control, Broadridge will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Broadridge will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, Broadridge will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of compliance with such securities laws or regulations.

On the repurchase date following a change of control repurchase event, Broadridge will, to the extent lawful:

(1)	accept for payment all the notes or portions of the notes properly tendered pursuant to its offer;
(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and
(3)	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by Broadridge.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

Broadridge will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Broadridge and such third party purchases all notes properly tendered and not withdrawn under its offer.

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Broadridge. The change of control repurchase event feature is a result of negotiations between Broadridge and the underwriters. Broadridge has no present intention to engage in a transaction involving a change of control, although it is possible that Broadridge could decide to do so in the future. Subject to the limitations discussed below, Broadridge could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of Broadridge or credit ratings of the notes. Restrictions on the ability of Broadridge to incur liens, enter into sale and leaseback transactions and consolidate, merge or sell assets are contained in the covenants as described under “—Certain Covenants—Limitation on Liens”, “—Certain Covenants—Limitation on Sale and Leaseback Transactions” and “—Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a decline in the credit quality of Broadridge or a highly leveraged or similar transaction involving Broadridge.

Broadridge may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if it has sufficient funds, Broadridge may be prohibited from repurchasing the notes under the terms of its future debt instruments.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Broadridge and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than Broadridge or one of its subsidiaries; (2) the adoption of a plan relating to Broadridge’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than Broadridge or its subsidiaries, becomes the beneficial owner (as defined in Rules 13(d)(3) and 13(d)(5) of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of Broadridge’s voting stock or other voting stock into which Broadridge’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (4) Broadridge consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into Broadridge, in any such event pursuant to a transaction in which any of the outstanding voting stock of Broadridge or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the voting stock of Broadridge outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“Fitch” means Fitch Ratings Inc., or any successor to the rating agency business thereof.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB– or better by S&P (or its equivalent under any successor rating categories of S&P); a rating of BBB– or better by Fitch (or its equivalent under any successor rating categories of Fitch); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Broadridge.

“Moody’s” means Moody’s Investors Service Inc., or any successor to the rating agency business thereof.

“rating agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P and Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of Broadridge, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by Broadridge (as certified by a resolution of the board of directors of Broadridge) as a replacement for such rating agency.

“ratings event” means the rating of the notes is lowered by at least two of the three rating agencies and the notes are rated below investment grade by at least two of the three rating agencies on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) commencing on the earlier of the date of the first public occurrence of a change of control or the date of public notice of an agreement that, if consummated, would result in a change of control and ending 60 days following consummation of such change of control.

“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“voting stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Further Issuances

Broadridge may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (except for the issue date and, if applicable, the issue price, first interest payment date and interest accrual date and the amount of interest payable on the first interest payment date). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the notes and will vote together as one class on all matters with respect to the notes.

Certain Covenants

The indenture will contain the following principal covenants:

Limitation on Liens

Broadridge will not, and will not permit any Significant Subsidiary to, create, incur, assume or permit to exist any lien on any property or asset (including the capital stock of any subsidiary), to secure any indebtedness of Broadridge, any Significant Subsidiary or any other person without securing the notes equally and ratably with such indebtedness for so long as such indebtedness shall be so secured, subject to certain exceptions. Exceptions include:

•	liens existing on the date of this prospectus supplement;
•	liens on assets or property of a person at the time it becomes a subsidiary securing only indebtedness of such person; provided such indebtedness was not incurred in connection with such person or entity becoming a subsidiary and such liens do not extend to any assets other than those of the person becoming a subsidiary;
•	liens existing on assets created at the time of, or within 18 months after, the acquisition, purchase, lease, improvement or development of such assets to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such assets;

•	liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any indebtedness secured by liens referred to above or liens created in connection with any amendment, consent or waiver relating to such indebtedness, so long as such lien is limited to all or part of substantially the same property which secured the lien extended, renewed or replaced, the amount of indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding) and the indebtedness so secured does not exceed the fair market value (as determined by Broadridge’s board of directors) of the assets subject to such liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be;
•	liens in favor of only Broadridge or one or more subsidiaries granted by Broadridge or a subsidiary to secure any obligations owed to Broadridge or a subsidiary of Broadridge;
•	liens on assets of any subsidiary of Broadridge registered as a “broker” or a “dealer” as such terms are defined in Sections 3(a)(4) and (5) of the Exchange Act created or otherwise arising in the ordinary course of such subsidiary’s business;
•	liens on securities deemed to exist under repurchase agreements and reverse repurchase agreements entered into by Broadridge or any Significant Subsidiary in the ordinary course of business;
•	liens in favor of the trustee granted in accordance with the indenture;
•	liens for taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or not yet subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings and for which Broadridge or any Significant Subsidiary, as applicable, has maintained adequate reserves in accordance with GAAP; and
•	liens otherwise prohibited by this covenant, securing indebtedness which, together with the value of attributable debt incurred in sale and leaseback transactions permitted under “—Limitation on Sale and Leaseback Transactions” below, do not exceed the greater of (i) 18% of Consolidated Net Tangible Assets measured at the date of incurrence of any such lien and (ii) $150 million.

Limitation on Sale and Leaseback Transactions

Broadridge will not, and will not permit any Significant Subsidiary to, enter into any arrangement with any person pursuant to which Broadridge or any Significant Subsidiary leases any property that has been or is to be sold or transferred by Broadridge or the Significant Subsidiary to such person (a “sale and leaseback transaction”), except that a sale and leaseback transaction is permitted if Broadridge or such Significant Subsidiary would be entitled to incur indebtedness secured by a lien on the property to be leased (without equally and ratably securing the outstanding notes) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually (such amount is referred to as the “attributable debt”).

In addition, permitted sale and leaseback transactions not subject to the limitation above and the provisions described in “—Limitation on Liens” above include:

•	temporary leases for a term, including renewals at the option of the lessee, of not more than three years;
•	leases between only Broadridge and a subsidiary of Broadridge or only between subsidiaries of Broadridge;
•	leases where the proceeds are at least equal to the fair market value (as determined by Broadridge’s board of directors) of the property and Broadridge applies within 180 days after the sale of an amount equal to the greater of the net proceeds of the sale or the attributable debt associated with the property to the retirement of long-term secured indebtedness; and
•	leases of property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

Limitation on Consolidation, Merger and Sale of Assets

Broadridge may not consolidate or merge with or into another entity, or sell, lease, convey, transfer or otherwise dispose of its property and assets substantially as an entirety to another entity unless:

•	(1) Broadridge is the surviving or continuing corporation or transferee or (2) the successor entity, if other than Broadridge, is a U.S. corporation, partnership, limited liability company or trust and expressly assumes by supplemental indenture all of Broadridge’s obligations under the notes and the indenture;
•	immediately after giving effect to the transaction, no event of default (as defined below), and no event that, after notice or lapse of time or both, would become an event of default, has occurred and is continuing; and
•	if, as a result of any consolidation, merger, sale or lease, conveyance or transfer described in this covenant, properties or assets of Broadridge would become subject to any lien which would not be permitted by the lien restriction described above without equally and ratably securing the notes, Broadridge or such successor person, as the case may be, will take the steps as are necessary to secure effectively the notes equally and ratably with, or prior to, all indebtedness secured by those liens as described above.

In connection with any transaction that is covered by this covenant, Broadridge must deliver to the trustee an officers’ certificate and an opinion of counsel each stating that the transaction complies with the terms of the indenture.

In the case of any such consolidation, merger, sale, transfer or other conveyance, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, Broadridge under the indenture and, subject to the terms of the indenture, Broadridge will be released from the obligation to pay principal and interest on the notes and all obligations under the indenture.

Events of Default

Each of the following is an “event of default” under the indenture with respect to the notes:

(1)	a failure to pay principal of or premium, if any, on any note when due at its stated maturity date, upon optional redemption or otherwise;
(2)	a failure by Broadridge to repurchase notes tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth under “—Purchase of Notes upon a Change of Control Repurchase Event”;
(3)	a default in the payment of interest on the notes when due, continued for 30 days;
(4)	certain events of bankruptcy, insolvency or reorganization involving Broadridge;
(5)	a default in the performance, or breach, of Broadridge’s obligations under the “—Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets” covenant described above;
(6)	a default in the performance, or breach, of any other covenant, warranty or agreement in the indenture (other than a default or breach pursuant to clause (5) immediately above or any other covenant or warranty a default in which is elsewhere dealt with in the indenture) for 60 days after a Notice of Default (as defined below) is given to Broadridge; and
(7)	(a) a failure to make any payment at maturity, including any applicable grace period, on any indebtedness of Broadridge (other than indebtedness of Broadridge owing to any of its subsidiaries) outstanding in an amount in excess of $125 million or its foreign currency equivalent at the time and continuance of this failure to pay or (b) a default on any indebtedness of Broadridge (other than indebtedness owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $125 million or its foreign currency equivalent at the time without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above; provided, however, that if any failure, default or acceleration referred to in clauses 7(a) or (b) ceases or is cured, waived, rescinded or annulled, then the event of default under the indenture will be deemed cured.

A default under clause (6) above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding notify Broadridge of the default and Broadridge does not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”

Broadridge shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officer’s certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action Broadridge is taking or proposes to take with respect thereto.

If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to Broadridge) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare, by notice to Broadridge in writing (and to the trustee, if given by the holders of the notes) specifying the event of default, to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Broadridge shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the notes. Unless as otherwise provided herein, after any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of notes then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default with respect to the notes if all events of default, other than the nonpayment of accelerated principal, premium or interest with respect to the notes, have been cured or waived as provided in the indenture.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder of notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a)	such holder has previously given to the trustee written notice of a continuing event of default,
(b)	the registered holders of at least 25% in aggregate principal amount of the notes then outstanding have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee, and
(c)	the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, such note on or after the respective due dates expressed in such note.

The indenture requires Broadridge to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Upon becoming aware of any default or event of default, Broadridge is required to deliver to the trustee a statement specifying such default or event of default.

Definitions

The indenture contains the following defined terms:

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of Broadridge and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by Broadridge in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed or any amendment thereto (and not subsequently disclaimed as not being reliable by Broadridge) prior to the time as of which “Consolidated Net Tangible Assets” is being determined.

“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of the indenture.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“incur” means issue, assume, effect a guarantee or otherwise become liable for.

“indebtedness” means, with respect to any person, obligations (other than Non-recourse Obligations) of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Non-recourse Obligation” means indebtedness or other obligations substantially related to the financing of a project involving the development or expansion of properties of Broadridge or any direct or indirect subsidiaries of Broadridge, as to which the obligee with respect to such indebtedness or obligation has no recourse to Broadridge or any direct or indirect subsidiary of Broadridge or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Significant Subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Modification and Waiver

Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes). Broadridge and the trustee may, without the consent of any holders, change the indenture for any of the following purposes:

•	to evidence the succession of another person to Broadridge and the assumption by any such successor of the covenants of Broadridge under the indenture and the notes;
•	to add to the covenants of Broadridge for the benefit of holders of the notes or to surrender any right or power conferred upon Broadridge;
•	to add any additional events of default for the benefit of holders of the notes;
•	to add to or change any of the provisions of the indenture as necessary to permit or facilitate the issuance of notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of notes in uncertificated form;

•	to secure the notes;
•	to add or appoint a successor or separate trustee;
•	to cure any ambiguity, defect or inconsistency;
•	to supplement any of the provisions of the indenture as necessary to permit or facilitate the defeasance and discharge of any series of notes, provided that the interests of the holders of the notes are not adversely affected in any material respect;
•	to make any other change that would not adversely affect the holders of the notes;
•	to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 (the “Act”);
•	to conform the indenture to this Description of Notes; and
•	to reflect the issuance of additional notes as permitted by the indenture.

Notwithstanding the foregoing, no modification, supplement, waiver or amendment may, without the consent of the holder of each affected note:

•	make any change to the percentage of principal amount of notes the holders of which must consent to an amendment, modification, supplement or waiver;
•	reduce the rate of or extend the time of payment for interest on any note;
•	reduce the principal amount or extend the stated maturity of any note;
•	reduce the redemption or repurchase price of any note, change the date on which any note is subject to redemption or repurchase or add redemption provisions to the notes;
•	make any note payable in money other than that stated in the indenture or the note;
•	impair the right to institute suit for the enforcement of any payment on or with respect to the notes; or
•	make any change in the ranking or priority of any note that would adversely affect the holder of such note.

The holders of at least a majority in principal amount of the outstanding notes may waive compliance by Broadridge with certain restrictive provisions of the indenture with respect to the notes. The holders of at least a majority in principal amount of the outstanding notes may waive any past default under the indenture, except a default not theretofore cured in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding note.

Defeasance

Broadridge at any time may terminate all its obligations with respect to the notes and the indenture (such termination, “legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. Broadridge at any time may also terminate its obligations with respect to the notes under the covenants described under “—Certain Covenants—Limitation on Liens,” “—Certain Covenants—Limitation on Sale and Leaseback Transactions,” under clause (6) under “—Events of Default” and under the provisions described under “—Purchase of Notes upon a Change of Control Repurchase Event,” which termination is referred to in this prospectus supplement as “covenant defeasance.” Broadridge may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If Broadridge exercises its legal defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default with respect thereto. If Broadridge exercises its covenant defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default specified in clauses (2), (6) and (7) under “—Events of Default” with respect to the covenants described under “—Certain Covenants” and Broadridge will no longer be obligated to make an offer under the “—Purchase of Notes upon a Change of Control Repurchase Event” provision upon the occurrence of a change of control.

The legal defeasance option or the covenant defeasance option with respect to the notes may be exercised only if:

(a)	Broadridge irrevocably deposits in trust with the trustee money or U.S. government securities or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal and interest when due on all the notes being defeased to maturity,
(b)	no default or event of default with respect to the notes has occurred and is continuing on the date of such deposit, or, with respect to an event of default involving bankruptcy, at any time in the period ending on the 91st day after the date of deposit,
(c)	in the case of the legal defeasance option, Broadridge delivers to the trustee an opinion of counsel stating that:
(1)	Broadridge has received from the Internal Revenue Service a ruling, or
(2)	since the date of the indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that and based thereon such opinion of counsel shall confirm that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred,
(d)	in the case of the covenant defeasance option, Broadridge delivers to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, and
(e)	Broadridge delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture.

Discharge

When (i) Broadridge delivers to the trustee all outstanding notes (other than notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding notes have become due and payable, or are by their terms due and payable within one year whether at maturity or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee, and in the case of clause (ii) Broadridge irrevocably deposits with the trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon, and if in either case Broadridge pays all other sums related to the notes payable under the indenture by Broadridge, then the indenture shall, subject to certain surviving provisions, cease to be of further effect. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the notes on demand of Broadridge accompanied by an officer’s certificate and an opinion of counsel of Broadridge.

Same-day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until Broadridge issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. Broadridge can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry; Delivery and Form; Global Notes

The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. Broadridge understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.

All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

Broadridge expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. Broadridge also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither Broadridge, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Broadridge expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. Although Broadridge expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Broadridge, the underwriters, nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated securities may be issued in exchange for beneficial interests in the global notes under certain circumstances, including (i) if an event of default shall have occurred and be continuing with respect to the notes, (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days or (iii) at any time Broadridge determines, in its sole discretion, that the notes or portions thereof issued or issuable in the form of one or more global notes shall no longer be represented by such global note. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Broadridge believes to be reliable, but Broadridge does not take responsibility for its accuracy.

Euroclear and Clearstream, Luxembourg

If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking, S.A., which is referred to as “Clearstream, Luxembourg,” or Euroclear Bank SA/NV, as operator of the Euroclear System, which is referred to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. Broadridge has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

U.S. Bank National Association is the trustee under the indenture and has also been appointed by Broadridge to act as registrar, transfer agent and paying agent for the notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes. This summary deals only with notes held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)), by persons who purchase the notes for cash upon original issuance at their “issue price” (the first price at which a substantial amount of the notes is sold for cash to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler).

As used herein, a “U.S. holder” means a beneficial owner of the notes that is, for United States federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;
•	a corporation that is organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used herein, the term “non-U.S. holder” means a beneficial owner of the notes that is, for United States federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

If any entity classified as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are a person subject to special tax treatment under the United States federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;
•	a bank or other financial institution;
•	a regulated investment company;
•	a real estate investment trust;
•	a tax-exempt entity;
•	an insurance company;
•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;
•	a trader in securities that has elected the mark-to-market method of accounting for your securities;
•	a person liable for alternative minimum tax;
•	a partnership or other pass-through entity (or an investor in such an entity);
•	a person subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement;
•	a U.S. holder whose “functional currency” is not the U.S. dollar;
•	a U.S. holder that holds notes through a non-U.S. broker or other non-U.S. intermediary;
•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or
•	a United States expatriate.

This summary is based on the Code, United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed or subject to different interpretations, possibly on a retroactive basis, so as to result in United States federal income tax consequences different from those summarized below. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the United States federal income tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

This summary does not represent a detailed description of the United States federal income consequences to you in light of your particular circumstances. This summary also does not address the effects of any United States federal tax consequences other than United States federal income tax consequences (such as estate and gift taxes and the Medicare tax on certain investment income) and does not address state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of the notes, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Certain Tax Consequences to U.S. Holders

Stated interest. Stated interest on the notes generally will be taxable to you as ordinary income at the time such interest is received or accrued, depending on your regular method of accounting for United States federal income tax purposes.

Sale, exchange, retirement, redemption or other taxable disposition of notes. Upon a sale, exchange, retirement, redemption or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference, if any, between the amount realized upon such disposition (less any amount attributable to accrued and unpaid stated interest, which will be taxable as interest income to the extent not previously so taxed) and the adjusted tax basis of the note. Your adjusted tax basis in a note will, in general, be your cost for that note. Any such gain or loss will be capital gain or loss. Capital gains of non-corporate holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding. In general, information reporting requirements will apply to payments of stated interest on the notes and the proceeds of a sale or other taxable disposition (including a retirement or redemption) of a note paid to you (unless you are an exempt recipient such as a corporation). Backup withholding may apply to any payments described in the preceding sentence if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Certain Tax Consequences to Non-U.S. Holders

Payments of interest. Subject to the discussion below regarding backup withholding and FATCA, United States federal income or withholding tax will not apply to any payment of interest on the notes, provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;
•	you do not actually or constructively own stock representing 10% or more of the total combined voting power of all classes of our voting stock;
•	you are not a controlled foreign corporation that is related to us through actual or constructive stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and
•	either (1) you provide your name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form), and certify that you are not a United States person as defined under the Code or (2) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or
•	IRS Form W-8ECI (or other applicable form) certifying that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—Effectively connected income”).

If payments of interest made to you are effectively connected with your conduct of a trade or business in the United States, such interest will be taxed as described below under “—Effectively connected income.”

Sale, exchange, retirement, redemption or other taxable disposition of notes.

Subject to the discussion below regarding backup withholding, any gain recognized on a sale, exchange, retirement, redemption or other taxable disposition of a note generally will not be subject to United States federal income or withholding tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, in which case, you will be subject to tax as described under “—Effectively connected income.”; or
•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, you will be subject to a flat 30% United States federal income tax on the gain recognized, which may be offset by certain U.S.-source capital losses.

Effectively connected income. If you are engaged in a trade or business in the United States and interest on the notes or gain recognized on a sale, exchange, retirement, redemption or other taxable disposition of a note is effectively connected with the conduct of that trade or business, then you generally will be subject to United States federal income tax on that interest or gain on a net income basis in the same manner as if you were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. In addition, if you are a corporation, you may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments.

Information reporting and backup withholding. Generally, information reporting will apply to the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside or are established under the provisions of an applicable income tax treaty or agreement.

In general, you will not be subject to backup withholding with respect to payments of interest on the notes that we make to you provided that the applicable withholding agent has received from you the required certification that you are a non-U.S. holder described above in the fifth bullet point under “—Certain Tax Consequences to Non-U.S. Holders—Payments of interest.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition (including a retirement or redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the applicable withholding agent that you are a non-U.S. holder, or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

FATCA

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest income paid on the notes to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W 8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W 8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. You should consult your own tax advisors regarding these rules and whether they may be relevant to your purchase, ownership and disposition of the notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the Issuer or the underwriters is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation of any applicable Similar Laws.

THE FOREGOING DISCUSSION IS GENERAL IN NATURE AND IS NOT INTENDED TO BE ALL INCLUSIVE. DUE TO THE COMPLEXITY OF THESE RULES AND THE PENALTIES THAT MAY BE IMPOSED UPON PERSONS INVOLVED IN NON-EXEMPT PROHIBITED TRANSACTIONS, IT IS PARTICULARLY IMPORTANT THAT FIDUCIARIES, OR OTHER PERSONS CONSIDERING PURCHASING THE NOTES ON BEHALF OF, OR WITH THE ASSETS OF, ANY PLAN, CONSULT WITH THEIR COUNSEL REGARDING THE POTENTIAL APPLICABILITY OF ERISA, SECTION 4975 OF THE CODE AND ANY SIMILAR LAWS TO SUCH INVESTMENT AND WHETHER AN EXEMPTION WOULD BE APPLICABLE TO THE PURCHASE AND HOLDING OF THE NOTES.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom J.P. Morgan Securities LLC, BofA Securities, Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are acting as representatives, have severally agreed to purchase from us, and we have agreed to sell, the principal amount of notes listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Underwriters	Principal amount of notes
J.P. Morgan Securities LLC	$112,500,000
BofA Securities, Inc.	112,500,000
Morgan Stanley & Co. LLC	112,500,000
Wells Fargo Securities, LLC	112,500,000
Barclays Capital Inc.	48,750,000
BNP Paribas Securities Corp.	48,750,000
TD Securities (USA) LLC	48,750,000
U.S. Bancorp Investments, Inc.	48,750,000
SunTrust Robinson Humphrey, Inc.	37,500,000
BMO Capital Markets Corp.	22,500,000
Loop Capital Markets LLC	22,500,000
Santander Investment Securities Inc.	22,500,000
Total	$750,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

We have been advised by the underwriters that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.40% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the notes to certain other dealers. After the initial public offering of the notes, the underwriters may change the offering price and other selling terms.

The following table shows the underwriting discount that Broadridge will pay to the underwriters in connection with this offering:

Paid by Broadridge
Per note	0.65%
Total	$4,875,000

We estimate that our expenses of this offering, excluding the underwriting discount, will be approximately $1.8 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

It is expected that delivery of the notes will be made against payment therefor on or about December 9, 2019, which is the third business day following the date of pricing of the notes (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active trading market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the note to be higher than it might be in the absence of these purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriters in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In the ordinary course of their various business activities, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings with Broadridge and its affiliates, for which they have received or may receive customary fees and commissions.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the Issuer. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee under the indenture governing the notes.

Conflicts of Interest

Certain of the underwriters or their respective affiliates are agents and/or lenders under our revolving credit facility, for which these underwriters and affiliates have been paid customary fees. We intend to use a portion of the net proceeds from the sale of the notes to repay outstanding indebtedness under our revolving credit facility. Because more than 5% of the net proceeds of the offering are intended to be paid to certain underwriters or their respective affiliates that are lenders under our revolving credit facility, in their capacities as such, this offering is being made in compliance with FINRA Rule 5121. Since the notes being offered hereby are rated investment grade, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering. Certain of the underwriters will not make sales to discretionary accounts without the prior written consent of the customer.

Selling Restrictions

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103

Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) or the accompanying prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MIFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129 (EU) (as amended or superseded, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

The above selling restriction is in addition to any other selling restriction set out below.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with relevant persons. This document and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or its contents. The notes are not being offered to the public in the United Kingdom.

LEGAL MATTERS

Cahill Gordon & Reindel LLP will pass upon certain legal matters relating to the validity of the notes offered in this prospectus supplement for us. Simpson Thacher & Bartlett LLP will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from the Issuer’s Annual Report on Form 10-K for the year ended June 30, 2019, and the effectiveness of Broadridge Financial Solutions, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Broadridge Financial Solutions, Inc.

Debt Securities

This prospectus contains a general description of certain material terms of the debt securities which we may offer for sale from time to time. The debt securities may be offered in one or more different series, each of which will have terms and conditions distinct from the terms and conditions of each other series of debt securities offered pursuant to this prospectus. The specific terms and conditions of the debt securities to be offered from time to time, to the extent they are not described in this prospectus or are different than those described in this prospectus, will be contained in one or more supplements to this prospectus, which will be provided when we make an offering of such debt securities. A supplement may also contain other important information concerning Broadridge Financial Solutions, Inc., the debt securities being offered or the offering, including certain U.S. federal income tax consequences and, in certain circumstances, the consequences under the tax laws of other countries to which you may become subject if you acquire the debt securities being offered by means of that supplement and this prospectus. A supplement may also supplement, change or update information contained in this prospectus, and we may supplement, change or update any of the information contained in this prospectus by incorporating information by reference in this prospectus. You should read this prospectus, the applicable prospectus supplement and any documents incorporated by reference into this prospectus carefully before you invest.

The securities will be issued by Broadridge Financial Solutions, Inc. See “Description of Debt Securities.”

The common stock of Broadridge Financial Solutions, Inc. is listed on the New York Stock Exchange under the trading symbol “BR.” Unless we state otherwise in a prospectus supplement, we will not list any of the securities described in this prospectus on any securities exchange.

Investing in our securities involves risks. See the “Risk Factors” on page 5 and the risk factors described in any accompanying prospectus supplement or in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.

This prospectus may not be used to offer or sell any securities unless it is accompanied by the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 7, 2019.

i

ABOUT THIS PROSPECTUS

References in this prospectus to “Broadridge,” “our company,” “we,” “us” and “our” are to Broadridge Financial Solutions, Inc., a Delaware corporation, including, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration procedure. Under this procedure, we may offer and sell debt securities from time to time in one or more series in one or more offerings. No limit exists on the aggregate amount of the debt securities we may sell pursuant to the registration statement. The securities sold may be denominated in U.S. dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency or currency units as specified in the prospectus supplement.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement that contains specific information about the terms of such securities. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus may be modified or superseded by any statement made by us in a prospectus supplement, and in the event the information set forth in a prospectus supplement differs in any way from the information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See “Incorporation by Reference.”

You should read both this prospectus and any prospectus supplement together with additional information described under the captions “Where You Can Find More Information” and “Incorporation By Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus, the applicable prospectus supplement or any pricing supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Broadridge, or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Broadridge since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement and, in certain circumstances, the consequences under the tax laws of other countries to which you may become subject if you acquire the debt securities being offered by means of that supplement and this prospectus.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be affiliates of ours. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any offer. The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of offering, the compensation of any underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.”

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in this prospectus by reference may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include:

•	our success in retaining and selling additional services to our existing clients and in obtaining new clients;
•	our reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of our services with favorable pricing terms;
•	a material breach or cybersecurity attack affecting the information of our clients;
•	changes in laws and regulations affecting our clients or the services provided by us;
•	declines in participation and activity in the securities markets;
•	the failure of our key service providers to provide the anticipated levels of service;
•	a disaster or other significant slowdown or failure of our systems or error in the performance of our services;
•	overall market and economic conditions and their impact on the securities markets;
•	our failure to keep pace with changes in technology and demands of our clients;
•	the ability to attract and retain key personnel;
•	the impact of new acquisitions and divestitures; and
•	competitive conditions.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 (the “2019 Annual Report”) and in the other documents incorporated by reference into this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

We caution you that the foregoing list of factors is not exhaustive. There may also be other risks that we are unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. All forward-looking statements speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus and the 2019 Annual Report. We disclaim any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

OUR COMPANY

Broadridge, a Delaware corporation and a part of the S&P 500® Index, is a global financial technology leader providing investor communications and technology-driven solutions to banks, broker-dealers, asset and wealth managers and corporate issuers. With over 50 years of experience, including over 10 years as an independent public company, we provide financial services firms with advanced, dependable, scalable and cost-effective integrated solutions and an important infrastructure that powers the financial services industry. Our solutions enable better financial lives by powering investing, governance and communications and help reduce the need for our clients to make significant capital investments in operations infrastructure, thereby allowing them to increase their focus on core business activities.

Our services include investor communications, securities processing, data and analytics, and customer communications solutions. We serve a large and diverse client base across four client groups: banks/broker-dealers, asset management firms/mutual funds, corporate issuers, and wealth management firms. For capital markets firms, we help our clients lower costs and improve the effectiveness of their trade and account processing operations with support for their front-, middle- and back-office operations, and their administration, finance, risk and compliance requirements. We serve asset management firms by meeting their critical needs for shareholder communications and by providing investment operations technology to support their investment decisions. For wealth management clients, we provide an integrated platform with tools that create a better investor experience, while also delivering a more streamlined, efficient, and effective advisory servicing process. For our corporate issuer clients, we help manage every aspect of their shareholder communications, including registered and beneficial proxy processing, annual meeting support, transfer agency services and financial disclosure document creation, management and SEC filing services.

We operate our business in two reportable segments: Investor Communication Solutions and Global Technology and Operations.

Investor Communication Solutions

We provide the governance and communications solutions through our Investor Communication Solutions business segment to the following financial services clients: banks/broker-dealers, asset management firms/mutual funds, corporate issuers and wealth management firms. In addition to financial services firms, our Customer Communications business also serves companies in the healthcare, insurance, consumer finance, telecommunications, utilities and other service industries.

A large portion of our Investor Communication Solutions business involves the processing and distribution of proxy materials to investors in equity securities and mutual funds, as well as the facilitation of related vote processing. ProxyEdge® is our innovative electronic proxy delivery and voting solution for institutional investors and financial advisors that helps ensure the voting participation of the largest stockholders of many companies. We also provide the distribution of regulatory reports and corporate action/reorganization event information, as well as tax reporting solutions that help our clients meet their regulatory compliance needs.

We also provide asset managers and retirement service providers with data-driven solutions that help our clients grow revenue, operate efficiently, and maintain compliance. We offer an end-to-end platform for content management, composition, and multi-channel distribution of regulatory, marketing, and transactional information. Our data and analytics solutions provide investment product distribution data, analytical tools, insights, and research to enable asset managers to optimize product distribution across retail and institutional channels globally. We also provide mutual fund trade processing services for retirement providers, third-party administrators, financial advisors, banks and wealth management professionals through Matrix Financial Solutions, Inc.

In addition, we provide public corporations with a full suite of solutions to help manage their annual meeting process, including registered proxy distribution and processing services, proxy and annual report document management solutions, and solutions to gain insight into their shareholder base through our shareholder data services. We also provide financial reporting document composition and management, SEC disclosure and filing services, and registrar, stock transfer and record-keeping services through Broadridge Corporate Issuer Solutions.

Our wealth management solutions enable firms, financial advisors, wealth managers, and insurance agents to better engage with customers through digital marketing and customer communications tools. We integrate data, content and technology to drive new customer acquisition and cross-sell opportunities through the creation of sales and educational content, including seminars as well as customizable advisor websites, search engine marketing and electronic and print newsletters. Our advisor solutions also help advisors optimize their practice management through customer and account data aggregation and reporting. We currently support over 200,000 professionals at more than 300 financial firms with our advisor solutions.

We also provide customer communications solutions which include print and digital solutions, content management, postal optimization, and fulfillment services. The Broadridge Communications CloudSM (the “Communications Cloud”) provides multi-channel communications delivery, communications management, information management and control and administration capabilities that enable and enhance our clients’ communications with their customers. In addition, we provide our clients with capabilities to enhance the consumer experience associated with essential communications such as consumer statements, bills and regulatory communications.

Global Technology and Operations

We are a leading global provider of securities processing solutions for capital markets, wealth management, and asset management firms. We offer advanced solutions that automate the securities transaction lifecycle, from desktop productivity tools, data aggregation, performance reporting, and portfolio management to order capture and execution, trade confirmation, margin, cash management, clearance and settlement, asset servicing, reference data management, reconciliations, securities financing and collateral optimization, compliance and regulatory reporting, and accounting.

Our services help financial institutions efficiently and cost-effectively consolidate their books and records, gather and service assets under management and manage risk, thereby enabling them to focus on their core business activities. Provided on a software as a service basis within large user communities, our technology is a global solution, processing clearance and settlement in over 90 countries. Our multi-asset, multi-market, multi-entity and multi-currency solutions support real-time global trade processing of equity, fixed income, mutual fund, foreign exchange, and exchange traded derivatives. We process on average over $7 trillion in equity and fixed income trades per day of U.S. and Canadian securities.

In addition, we provide a comprehensive wealth management platform that offers capabilities across the entire wealth management lifecycle and streamlines all aspects of wealth management services, including account management, fee management and client on-boarding. Through our Managed Services, we provide business process outsourcing services that support the operations of our buy- and sell-side clients’ businesses and combine our technology with our operations expertise to support the entire trade lifecycle and provide front-, middle- and back-office solutions. We also provide buy-side technology solutions for the global investment management industry through our asset management solutions, including front-, middle- and back-office solutions for hedge funds, family offices, investment managers and the providers that service this space.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we have filed or will file, and all other information contained or incorporated by reference into this prospectus and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section above entitled “Special Note About Forward-Looking Statements.”

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

References to “Broadridge” in this section of this prospectus are, unless the context otherwise indicates, only to Broadridge Financial Solutions, Inc. and not to any of its subsidiaries.

The debt securities will be direct obligations of Broadridge and will rank equally and ratably in right of payment with other indebtedness of Broadridge that is not subordinated. The debt securities will be issued under an indenture between us and U.S. Bank National Association, as trustee, a copy of which has been filed with the registration statement of which this prospectus is a part.

The discussion of the material provisions of the indenture and the debt securities set forth below and the discussion of the material terms of a particular series of debt securities set forth in the applicable prospectus supplement are subject to and are qualified in their entirety by reference to all of the provisions of the indenture, which provisions of the indenture (including defined terms) are incorporated in this description of debt securities by reference.

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it. Unless otherwise provided in the terms of a series of debt securities, a series may be reopened, without notice to or consent of any holder of outstanding debt securities, for issuances of additional debt securities of that series. The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture. The following description of debt securities summarizes certain general terms and provisions of the series of debt securities to which any prospectus supplement may relate. The particular terms of each series of debt securities offered by a prospectus supplement or prospectus supplements will be described in the prospectus supplement or prospectus supplements relating to that series.

Unless otherwise indicated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.

General

We will set forth in a prospectus supplement, to the extent required, the following terms of the series of debt securities in respect of which the prospectus supplement is delivered:

•	the issue price (expressed as a percentage of the aggregate principal amount of the debt securities) at which the debt securities will be issued,
•	the title of the series of the debt securities,
•	any limit on the aggregate principal amount of the debt securities,
•	the issue date,
•	whether the debt securities will be issued in the form of definitive debt securities or global debt securities and, if issued in the form of global debt securities, the identity of the depositary for such global debt security or debt securities,
•	the date or dates on which we will pay the principal,
•	the rate or rates at which the debt securities will bear interest or, if applicable, the method used to determine such rate or rates,
•	the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any record date for the interest payable on any interest payment date,
•	the place or places where principal of and any premium and interest on the debt securities of the series will be payable,
•	any optional redemption provisions and any change of control provisions,
•	any events of default in addition to those provided in the indenture,

•	any other specific terms, rights or limitations of, or restrictions on, the debt securities, and any terms that may be required or advisable under applicable laws or regulations, and
•	any covenants relating to us with respect to the debt securities of a particular series if not set forth in the indenture.

The debt securities will be issuable only in fully registered form, without coupons, or in the form of one or more global debt securities. The debt securities will be issued only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, principal of and interest and premium, if any, on the debt securities will be payable at our office or agency maintained for this purpose within New York City, or, at our option, payment of interest on the debt securities may be made by check mailed to the holders of the debt securities at their respective addresses set forth in the register of holders of debt securities. Unless otherwise indicated in the prospectus supplement, the trustee initially will be a paying agent and registrar under the indenture. We may act as paying agent or registrar under the indenture.

Unless otherwise indicated in the applicable prospectus supplement, interest will be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a business day, payment may be made on the next succeeding day that is a business day, and interest will not accrue for the intervening period.

Certain Covenants

The indenture governing the terms of the debt securities will contain the following principal covenants:

Limitation on Liens

Broadridge will not, and will not permit any Significant Subsidiary to, create, incur, assume or permit to exist any lien on any property or asset (including the capital stock of any subsidiary), to secure any indebtedness of Broadridge, any Significant Subsidiary or any other person without securing the debt securities of each series equally and ratably with such indebtedness for so long as such indebtedness shall be so secured, subject to certain exceptions. Exceptions include:

•	liens existing on the date of the creation of the debt securities of such series;
•	liens on assets or property of a person at the time it becomes a subsidiary securing only indebtedness of such person; provided such indebtedness was not incurred in connection with such person or entity becoming a subsidiary and such liens do not extend to any assets other than those of the person becoming a subsidiary;
•	liens existing on assets created at the time of, or within 18 months after, the acquisition, purchase, lease, improvement or development of such assets to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such assets;
•	liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any indebtedness secured by liens referred to above or liens created in connection with any amendment, consent or waiver relating to such indebtedness, so long as such lien is limited to all or part of substantially the same property which secured the lien extended, renewed or replaced, the amount of indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding) and the indebtedness so secured does not exceed the fair market value (as determined by Broadridge’s board of directors) of the assets subject to such liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be;
•	liens on property incurred in permitted sale and leaseback transactions;
•	liens in favor of only Broadridge or one or more subsidiaries granted by Broadridge or a subsidiary to secure any obligations owed to Broadridge or a subsidiary of Broadridge;
•	liens on assets of any subsidiary of Broadridge registered as a “broker” or a “dealer” as such terms are defined in Sections 3(a)(4) and (5)of the Exchange Act of 1934 (herein referred to as the “Exchange Act”) created or otherwise arising in the ordinary course of such subsidiary’s business;

•	liens on securities deemed to exist under repurchase agreements and reverse repurchase agreements entered into by Broadridge or any Significant Subsidiary in the ordinary course of business;
•	liens in favor of the trustee granted in accordance with the indenture; and
•	liens otherwise prohibited by this covenant, securing indebtedness which, together with the value of attributable debt incurred in sale and leaseback transactions permitted under “— Limitation on Sale and Leaseback Transactions” below, do not exceed the greater of (i) 15% of Consolidated Net Tangible Assets measured at the date of incurrence of the lien and (ii) $50 million.

Limitation on Sale and Leaseback Transactions

Broadridge will not, and will not permit any Significant Subsidiary to, enter into any arrangement with any person pursuant to which Broadridge or any Significant Subsidiary leases any property that has been or is to be sold or transferred by Broadridge or the Significant Subsidiary to such person (a “sale and leaseback transaction”), except that a sale and leaseback transaction is permitted if Broadridge or such Significant Subsidiary would be entitled to incur indebtedness secured by a lien on the property to be leased (without equally and ratably securing the outstanding debt securities of any series) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually (such amount is referred to as the “attributable debt”).

In addition, permitted sale and leaseback transactions not subject to the limitation above and the provisions described in “— Limitation on Liens” above include:

•	temporary leases for a term, including renewals at the option of the lessee, of not more than three years;
•	leases between only Broadridge and a subsidiary of Broadridge or only between subsidiaries of Broadridge;
•	leases where the proceeds are at least equal to the fair market value (as determined by Broadridge’s board of directors) of the property and Broadridge applies within 180 days after the sale of an amount equal to the greater of the net proceeds of the sale or the attributable debt associated with the property to the retirement of long-term secured indebtedness; and
•	leases of property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

Limitation on Consolidation, Merger and Sale of Assets

Broadridge may not consolidate or merge with or into another entity, or sell, lease, convey, transfer or otherwise dispose of its property and assets substantially as an entirety to another entity unless:

•	(1) Broadridge is the surviving or continuing corporation or (2) the successor entity, if other than Broadridge, is a U.S. corporation, partnership, limited liability company or trust and expressly assumes by supplemental indenture all of Broadridge’s obligations under the debt securities of all series and the indenture;
•	immediately after giving effect to the transaction, no event of default (as defined below), and no event that, after notice or lapse of time or both, would become an event of default, has occurred and is continuing; and
•	if, as a result of any consolidation, merger, sale or lease, conveyance or transfer described in this covenant, properties or assets of Broadridge would become subject to any lien which would not be permitted by the asset lien restriction described above without equally and ratably securing the debt securities of each series, Broadridge or such successor person, as the case may be, will take the steps as are necessary to secure effectively the debt securities of such series equally and ratably with, or prior to, all indebtedness secured by those liens as described above.

In connection with any transaction that is covered by this covenant, Broadridge must deliver to the trustee an officer’s certificate and an opinion of counsel each stating that the transaction complies with the terms of the indenture.

In the case of any such consolidation, merger, sale, transfer or other conveyance, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, Broadridge under the indenture and, subject to the terms of the indenture, Broadridge will be released from the obligation to pay principal and interest on the debt securities and all obligations under the indenture.

Events of Default

Each of the following is an “event of default” under the indenture with respect to the debt securities of any series:

(1)	a failure to pay principal of or premium, if any, on the debt securities of such series when due at its stated maturity date, upon optional redemption or otherwise;
(2)	a default in the payment of interest on the debt securities of such series when due, continued for 30 days;
(3)	certain events of bankruptcy, insolvency or reorganization involving Broadridge;
(4)	a default in the performance, or breach, of Broadridge’s obligations under the “— Limitation on Consolidation, Merger and Sale of Assets” covenant described above;
(5)	a default in the performance, or breach, of any other covenant, warranty or agreement in the indenture (other than a default or breach pursuant to clause (4) immediately above or any other covenant or warranty a default in which is elsewhere dealt with in the indenture) for 60 days after a Notice of Default (as defined below) is given to Broadridge; and
(6)	(a) a failure to make any payment at maturity, including any applicable grace period, on any indebtedness of Broadridge (other than indebtedness of Broadridge owing to any of its subsidiaries) outstanding in an amount in excess of $75 million or its foreign currency equivalent at the time and continuance of this failure to pay or (b) a default on any indebtedness of Broadridge (other than indebtedness owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $75 million or its foreign currency equivalent at the time without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above; provided, however, that if any failure, default or acceleration referred to in clauses 6(a) or (b) ceases or is cured, waived, rescinded or annulled, then the event of default under the indenture will be deemed cured.

No event of default with respect to a single series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities.

A default under clause (5) above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series notify Broadridge of the default and Broadridge does not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”

Broadridge shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officer’s certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action Broadridge is taking or proposes to take with respect thereto.

If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to Broadridge) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare, by notice to Broadridge in writing (and to the trustee, if given by the holders of the debt securities) specifying the event of default, to be immediately due and payable the principal amount of all the outstanding debt securities of such series, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Broadridge shall occur, such amount with respect to all the outstanding debt securities of such series shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the outstanding debt securities of such series. Unless as otherwise provided herein, after any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of outstanding debt securities of such series then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default with respect to the outstanding debt securities of such series if all events of default, other than the nonpayment of accelerated principal, premium or interest with respect to the outstanding debt securities of such series, have been cured or waived as provided in the indenture.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing with respect to a series of debt securities, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities of such series, unless such holders shall have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

No holder of debt securities of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a)	such holder has previously given to the trustee written notice of a continuing event of default,
(b)	the registered holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee, and
(c)	the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any debt securities for enforcement of payment of the principal of, and premium, if any, or interest on, such debt securities on or after the respective due dates expressed in such debt securities.

The indenture requires Broadridge to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Upon becoming aware of any default or event of default, Broadridge is required to deliver to the trustee a statement specifying such default or event of default.

Definitions

The indenture contains the following defined terms:

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of Broadridge and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by Broadridge in accordance with GAAP contained in an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q timely filed or any amendment thereto (and not subsequently disclaimed as not being reliable by Broadridge) prior to the time as of which “Consolidated Net Tangible Assets” is being determined.

“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of the indenture.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“incur” means issue, assume, guarantee or otherwise become liable for.

“indebtedness” means, with respect to any person, obligations (other than Non-recourse Obligations) of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Non-recourse Obligation” means indebtedness or other obligations substantially related to the financing of a project involving the development or expansion of properties of Broadridge or any direct or indirect subsidiaries of Broadridge, as to which the obligee with respect to such indebtedness or obligation has no recourse to Broadridge or any direct or indirect subsidiary of Broadridge or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Significant Subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Modification and Waiver

Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series affected by such amendment (including consents obtained in connection with a tender offer or exchange for the debt securities of such series). Broadridge and the trustee may, without the consent of any holders, change the indenture for any of the following purposes:

•	to evidence the succession of another person to Broadridge and the assumption by any such successor of the covenants of Broadridge under the indenture and the debt securities;
•	to add to the covenants of Broadridge for the benefit of holders of the debt securities or to surrender any right or power conferred upon Broadridge;
•	to add any additional events of default for the benefit of holders of the debt securities;
•	to add to or change any of the provisions of the indenture as necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;
•	to secure the debt securities;
•	to add or appoint a successor or separate trustee;
•	to cure any ambiguity, defect or inconsistency;
•	to supplement any of the provisions of the indenture as necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that the interests of the holders of such debt securities are not adversely affected in any material respect;
•	to make any other change that would not adversely affect the holders of the debt securities of such series;
•	to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939, as amended;

•	to conform the indenture to this Description of Debt Securities; and
•	to reflect the issuance of additional debt securities of a particular series as permitted by the indenture.

Notwithstanding the foregoing, no modification, supplement, waiver or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	make any change to the percentage of principal amount of debt securities the holders of which must consent to an amendment, modification, supplement or waiver;
•	reduce the rate of or extend the time of payment for interest on any debt securities;
•	reduce the principal amount or extend the stated maturity of any debt securities;
•	reduce the redemption price of any note or add redemption provisions to the debt securities;
•	make any debt securities payable in money other than that stated in the indenture or the debt securities;
•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities; or
•	make any change in the ranking or priority of any debt securities that would adversely affect the holder of such debt securities.

The holders of at least a majority in principal amount of the outstanding debt securities may waive compliance by Broadridge with certain restrictive provisions of the indenture with respect to the debt securities. The holders of at least a majority in principal amount of the outstanding debt securities may waive any past default under the indenture, except a default not theretofore cured in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security.

Defeasance

Broadridge at any time may terminate all its obligations with respect to the debt securities of any series (such termination, “legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities of such series, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities of such series. Broadridge at any time may also terminate its obligations with respect to the debt securities of any series under the covenants described under “— Certain Covenants — Limitation on Liens,” “— Certain Covenants — Limitation on Sale and Leaseback Transactions,” and under clause (5) under “— Events of Default” which termination is referred to in this prospectus as “covenant defeasance.” Broadridge may exercise its legal defeasance option with respect to any series of debt securities notwithstanding its prior exercise of its covenant defeasance option with respect to such series of debt securities.

If Broadridge exercises its legal defeasance option with respect to the debt securities of any series, payment of the debt securities of such series may not be accelerated because of an event of default with respect thereto. If Broadridge exercises its covenant defeasance option with respect to the debt securities of any series, payment of the debt securities of such series may not be accelerated because of an event of default specified in clauses (5) and (6) under “— Events of Default.”

The legal defeasance option or the covenant defeasance option with respect to the debt securities of any series may be exercised only if:

(a)	Broadridge irrevocably deposits in trust with the trustee money or U.S. government securities or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal and interest when due on all the debt securities being defeased to maturity,
(b)	no default or event of default with respect to the debt securities of such series has occurred and is continuing on the date of such deposit, or, with respect to an event of default involving bankruptcy, at any time in the period ending on the 91st day after the date of deposit,

(c)	in the case of the legal defeasance option, Broadridge delivers to the trustee an opinion of counsel stating that:
(1)	Broadridge has received from the Internal Revenue Service a ruling, or
(2)	since the date of the indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that and based thereon such opinion of counsel shall confirm that the holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred,
(d)	in the case of the covenant defeasance option, Broadridge delivers to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, and
(e)	Broadridge delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities of any series have been complied with as required by the indenture.

Discharge

When (i) Broadridge delivers to the trustee all outstanding debt securities of any series (other than debt securities replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding debt securities of any series have become due and payable, or are by their terms due and payable within one year whether at maturity or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee, and in the case of clause (ii) Broadridge irrevocably deposits with the trustee funds sufficient to pay at maturity or upon redemption all outstanding debt securities of such series, including interest thereon, and if in either case Broadridge pays all other sums related to the debt securities of such series payable under the indenture by Broadridge, then the indenture shall, subject to certain surviving provisions, cease to be of further effect with respect to such series. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the debt securities of such series on demand of Broadridge accompanied by an officer’s certificate and an opinion of counsel of Broadridge.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the debt securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;
•	to underwriters for public offering and sale by them;
•	through agents;
•	through dealers; or
•	through a combination of any of the foregoing methods of sale.

We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the debt securities. A prospectus supplement will describe the terms of any sale of debt securities we are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.

The applicable prospectus supplement will name any underwriter involved in a sale of debt securities. Underwriters may offer and sell debt securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of debt securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debt securities for whom they may act as agent. Underwriters may be involved in any “at the market” offering of debt securities by or on our behalf.

Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless we state otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the debt securities if any are purchased.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

We will name any agent involved in a sale of debt securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the debt securities being offered pursuant to this prospectus, we will sell the debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

Underwriters, dealers and agents participating in a sale of the debt securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Any person participating in the distribution of debt securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our debt securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our debt securities to engage in market-making activities with respect to our debt securities. These restrictions may affect the marketability of our debt securities and the ability of any person or entity to engage in market-making activities with respect to our debt securities.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Cahill Gordon & Reindel llp, New York, New York, will pass upon legal matters relating to the validity of the securities offered in this prospectus for us.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Broadridge Financial Solutions, Inc.’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus some of the information included in the registration statement. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC.

We are subject to the informational requirements of the Exchange Act. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above.

We maintain an Internet site at http://www.broadridge.com. Our website and the information contained on that site, or connected to that site, are not incorporated into this prospectus or the registration statement.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference in this prospectus (except for any information included in such documents under Item 2.02 and Item 7.01 pursuant to Regulation FD, which shall not be deemed “filed” for any purpose):

•	our Current Report on Form 8-K filed on August 6, 2019;
•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 (filed on August 6, 2019); and
•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 from our Definitive Proxy Statement on Schedule 14A to be filed with the SEC on or about October 2, 2019.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the registration statement of which this prospectus is a part ceases to be effective shall be deemed to be incorporated in this prospectus by reference. The information contained on our website (http://www.broadridge.com) is not incorporated into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning us at the following address: Broadridge Financial Solutions, Inc., 5 Dakota Drive, Lake Success, NY 11042, Attention: Investor Relations (telephone: 516-472-5400).